Exhibit 10.20
ASSIGNMENT AGREEMENT
(PUT AGREEMENT)
     THIS ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is made as of the 11th day of August, 2005 by and among C & S Donor, LLC, a North Carolina limited liability company, James W. Cogdell and Frank C. Spencer (collectively, “Assignors” and, individually, an “Assignor”) and Cogdell Spencer Inc., a Maryland corporation (“Assignee”).
RECITALS:
A.	Certain employees of Cogdell Spencer Advisors, Inc., a North Carolina corporation, including but not limited to James W. Cogdell and Frank C. Spencer, have contributed 100% of the membership interests in (1) Cogdell Investors (CFVN), LLC, a North Carolina limited liability company, (2) Cogdell Investors (OSS), LLC, a North Carolina limited liability company, (3) Cogdell Investors (Charleston), LLC, a South Carolina limited liability company, and (4) Cogdell Investors (Lenoir), LLC, a North Carolina limited liability company, each of which is managed by Assignee or its affiliates (collectively, the “Interests”) to The Foundation For the Carolinas, a tax-exempt charitable organization based in Charlotte, North Carolina (the “Foundation”); and

B.	The Foundation, C & S Donor, LLC, Cogdell Spencer Advisors, Inc., James W. Cogdell and Frank C. Spencer entered into those certain four (4) Put Agreements, a form of which is attached hereto as Exhibit A (each, a “Put Agreement”), pursuant to which the Foundation has the right, under certain circumstances, to require Assignors to purchase the related Interests for their then current fair market values; and

C.	Assignors desire to assign to Assignee, or its designee, the right, in the event the Foundation exercises its rights under any Put Agreement, to assume the obligations of Assignors under such Put Agreement, including the purchase of the related Interests.
     NOW, THEREFORE, the parties agree as follows:
     1. Assignment. For consideration of one dollar ($1.00), the receipt and sufficiency of which is hereby acknowledged, each Assignor hereby assigns to Assignee, or its designee, the right to assume the obligations of the Assignors pursuant to any Put Agreement. Assignee shall be under no obligation to assume such obligations, and may assume such obligations with respect to any or all Interests, as they may become subject to purchase under any Put Agreement from time to time. To the extent the obligations under a Put Agreement with respect to any related Interests are not assumed by Assignee, the obligations of Assignors therein shall remain in effect.
     2. Notices. If Assignors receive notice pursuant to a Put Agreement that Assignors are required to purchase any related Interests, Assignors will promptly give notice thereof to Assignee. If Assignee wishes to exercise its rights under this Assignment Agreement and purchase such Interests, it shall promptly give notice thereof to Assignors. Assignors will cooperate with Assignee and will execute and deliver any documents, and take any actions, reasonably requested by Assignee in order to consummate Assignee’s purchase of any Interests which Assignee has elected to purchase pursuant to this Assignment Agreement.
     3. Governing Law. This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement as of the date first above written.

ASSIGNORS: C & S DONOR, LLC
By:	/s/ James W. Cogdell
Name:	James W. Cogdell
Title:	Manager

/s/ James W. Cogdell
James W. Cogdell

/s/ Frank C. Spencer
Frank C. Spencer

ASSIGNEE: COGDELL SPENCER INC.
By:	/s/ Frank C. Spencer
Name:	Frank C. Spencer
Title:	Chief Executive Officer and President

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Exhibit A
FORM OF
PUT AGREEMENT
     THIS PUT AGREEMENT, dated the ___day of _________, 2005, is entered into by and between JAMES COGDELL and FRANK SPENCER (collectively, the “Donors”), the FOUNDATION FOR THE CAROLINAS, a North Carolina non-profit corporation (the “Foundation”), and C & S DONOR, LLC, a North Carolina limited liability company (the “Company”).
RECITALS
     WHEREAS, Certain employees of Cogdell Spencer Advisors, Inc., a North Carolina corporation, including but not limited to James W. Cogdell and Frank C. Spencer, (collectively, the “Employees”) own all of the outstanding membership interests of COGDELL INVESTORS (OSS), LLC, a North Carolina limited liability company (the “LLC”);
     WHEREAS, the LLC owns certain real property located in Greenville, South Carolina and the improvements constructed thereon, known as St. Francis Hospital (collectively, the real property and improvements are referred to as the “Facility”);
     WHEREAS, the LLC borrowed funds from Wachovia Bank for the acquisition and construction of the Facility and the Facility serves as security for this loan (the “Mortgage”);
     WHEREAS, the LLC and St. Francis Hospital, Inc. have executed a lease dated August 10, 2000 (as amended), under which the LLC leases the Facility to St. Francis Hospital for annual lease payments equal to the LLC’s out of pocket expenses related to the Facility (including debt service payments, taxes and maintenance) plus approximately $22,350.00 per annum (the “Lease”);
     WHEREAS, the Donors, Cogdell Spencer Advisors, Inc. and St. Francis Hospital, Inc. have executed an Option Agreement where St. Francis Hospital, Inc. has an option to purchase all of the membership interests of the LLC for an amount equal to 10 times the LLC’s annual net cash flow from the Facility (the “Purchase Option”);
     WHEREAS, the Employees desire to contribute their membership interest in the LLC to the Foundation;
     WHEREAS, a transfer of the membership interests of the LLC to the Foundation will not terminate the LLC’s obligations under the Lease, the Mortgage or the Purchase Option;
     WHEREAS, the Donors acknowledge that there may not be a ready market for the membership interests of the LLC;
     WHEREAS, the Foundation desires to accept the contribution of the membership interests of the LLC, but has certain concerns regarding holding closely held business interests for which there may not be a ready market;

     WHEREAS, the Company will be owned and funded by some or all of the Donors and will provide a final alternative for the Foundation with respect to the ownership of the LLC Membership Interest, as outlined below.
     NOW, THEREFORE, in exchange for $1.00, the consideration of which is hereby acknowledged, the parties agree as follows:
     1. Definitions.
     (a) Facility — means that certain hospital, known as St. Francis Hospital, located in Greenville, South Carolina and the real property on which such hospital is located, and as defined in the recitals.
     (b) Lease — means that certain lease between the LLC as landlord and St. Francis Hospital as tenant, and as defined in the recitals.
     (c) Purchase Option — means that certain option of St. Francis Hospital, Inc. to purchase the Membership Interests as provided for in the Option Agreement, and as defined in the recitals.
     (d) LLC — means Cogdell Investors (OSS), LLC, a South Carolina limited liability company, and as defined in the recitals.
     (e) Membership Interests — means all of the outstanding membership interests of the LLC, which are owned by the Employees and are to be contributed to the Foundation.
     (f) Mortgage — means those certain debt instruments evidencing the loan from Wachovia Bank to the LLC for the acquisition and/or construction of the Facility, which are secured by the Facility, and as defined in the recitals.
     (g) Net Cash Flow — means the annual cash received by the LLC from the Lease, after payment of all out of pocket expenses of the Facility.
     (h) UBIT — means Unrelated Business Income Tax as defined in Section 511 of Internal Revenue Code and the Treasury Regulations thereunder.
     (i) UBTI — means Unrelated Business Taxable Income as defined in Section 512, et seq., of the Internal Revenue Code and the Treasury Regulations thereunder.
     2. Put Right.
     (a) If, at any time after the effective date of this Agreement, the Foundation, as a result of its ownership of the Membership Interests (i) recognizes UBIT, and (ii) is liable for UBIT of an amount in excess of the Net Cash Flow, then the Foundation shall provide Notice (as provided below) to the Donors and to the Company. The Company shall have thirty (30) days from the receipt of the Notice to contribute an additional amount of cash to the Foundation to cover the amount of any UBIT liability in excess of the Net Cash Flow. If the Company does not make the initial contribution required, each of the Donors shall have the right to make an additional contribution of cash to cover the liability for UBIT in excess of the Net Cash Flow. If the additional contribution is not made by the Company or by the Donors, then the Foundation shall have the right to exercise its Put Right in accordance with subparagraph (c) of this Paragraph 2.
     (b) If, at any time after the effective date of this Agreement, there is an event of default in the Loan Documents, as such Loan Documents are defined in The Construction Loan Agreement dated the 10th day of March, 2005, by and between Wachovia Bank, N.A. and Cogdell Investors (OSS), LLC, and such default is not cured within thirty (30) days from the date of notice of the event of default, then the Foundation shall have the right to exercise its Put Right in accordance with subparagraph (c) of this Paragraph 2.
     (c) Whenever the Foundation has the right to exercise its Put Right in accordance with this subparagraph (c) of this Paragraph 2,
     (i) The Foundation shall have the right to have the Company purchase the Membership Interests by sending Notice (as defined below) to the Company that the Foundation is exercising its rights under this Agreement; and
     (ii) Upon receipt of the Notice, the Company shall be obligated to purchase the Membership Interests from the Foundation in accordance with the provisions of paragraph 3 of this Agreement.
Provided, however, nothing contained herein shall prevent the Foundation from selling the Membership Interests to a third-party, including St. Francis Hospital, Inc. pursuant to the Purchase Option.
     3. Notice, Closing and Purchase Price.
     (a) If the conditions of Section 2 are satisfied and the Foundation exercises its rights as provided hereunder, the Foundation shall give written notice, delivered via regular mail, to C & S Donor, LLC

(the “Notice”). Such Notice shall specify (i) the amount of UBTI recognized by the Foundation from the Membership Interests, (ii) the amount of the UBIT liability resulting from the UBTI, (iii) the amount of the Net Cash Flow, and (iv) the amount of additional cash needed to correct any shortfall specified in Section 2(ii) above.
     (b) The purchase price for the Membership Interests shall be the then fair market value, taking into consideration the amount of the Net Cash Flow and the Purchase Option, as agreed between the Foundation and the Company, and if no agreement can be made between the parties, by a qualified appraiser selected by the Foundation.
     (c) The closing shall take place on the date agreed upon by the Foundation and the Company, but not later than ninety (90) days after the delivery of the Notice. The purchase price will be payable in cash at closing. Upon payment of the purchase price, the Foundation shall execute and deliver such assignments and other instruments as may be reasonably necessary to evidence and carry out the transfer of the Membership Interests to the Company.
     4. Incorporation of Recitals. The paragraphs contained in the Recitals to this Agreement are incorporated herein by reference as part of this Agreement, and the parties hereto stipulate and agree that the Recitals are true, correct, and accurate.
     5. Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
     6. Entire Agreement. This Agreement sets forth the entire understanding and agreement between the parties and supersedes and takes the place of any other oral or written agreement or understanding between the parties hereto relating to the transactions contemplated hereby and may not be modified or terminated orally, nor shall any oral waiver be binding.
     7. Amendment. No provision of this Agreement shall be altered, amended or revoked except by an instrument in writing signed by all of the parties to this Agreement.
     8. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
     9. Arbitration. Any controversy or claim arising out of or relating to this Agreement or any transaction hereunder shall be settled under the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment on the award entered by the panel may be entered in any court having jurisdiction thereof.
     10. Governing Law. This Agreement and all rights and liabilities of the parties shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of North Carolina.

     IN WITNESS WHEREOF, each of the Parties voluntarily executes this Put Agreement as of the above date.

James W. Cogdell

Frank C. Spencer

FOUNDATION FOR THE CAROLINAS
By:
Title:
Name:

C & S DONOR, LLC
By:
Name:
Title:	Manager

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